Exhibit (h)(4)

GMO TRUST

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GMO U.K. LIMITED

DISTRIBUTION AGREEMENT

TABLE OF CONTENTS
1.	INTERPRETATION	3

2.	REPRESENTATIONS OF THE COMPANY	4

3.	APPOINTMENT OF THE DISTRIBUTOR	4

4.	DUTIES AS DISTRIBUTOR	5

5.	REMUNERATION	7

6.	CONFLICTS OF INTEREST	7

7.	NOTICES	8

8.	TERMINATION	8

9.	CONFIDENTIALITY	9

10.	LIABILITY	9

11.	ASSIGNMENT AND DELEGATION	10

12.	MISCELLANEOUS	10

13.	FORCE MAJEURE	11

14.	GOVERNING LAW	11

THIS AGREEMENT is made on 27 February 2015

BETWEEN:

GMO TRUST a Massachusetts business trust having its registered office at 40 Rowes Wharf, Boston, Massachusetts, 02110, United States (hereinafter called the “Company”);

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GMO UK LIMITED a company incorporated under the laws of England and Wales having its registered office at No. l London Bridge, London SE1 9BG, England (the “Distributor”).

WHEREAS:

A.	The Company is an investment company registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended.

B.	In connection with the offering of certain series of the Company as identified on Exhibit A hereto (each a “Fund”, collectively the “Funds”) to qualified investors located in Switzerland. The Distributor has agreed to accept its appointment as distributor of the Funds in accordance with the terms and conditions of this Agreement.

1.	INTERPRETATION

(a)	Unless the context otherwise requires and except as varied or otherwise specified in this Agreement all capitalised words and expressions contained in this Agreement shall bear the same meaning as in the Prospectus issued or to be issued from time to time by the Company in connection with the offer of Shares.

(b)	In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

“Associated Company” means any subsidiary of the relevant party (whether direct or indirect) or any other company sharing the same ultimate parent as the relevant party or any holding company of the relevant party (whether direct or indirect); and

“Prospectus” means the most recent prospectus issued from time to time by the Company in connection with the offer of Shares in the Company.

(c)	Save as otherwise provided herein any reference to a Section, Clause, paragraph or sub-paragraph shall be a reference to a Section, Clause, paragraph or sub-paragraph (as the case may be) of this Agreement and any reference in a Clause to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the Clause or paragraph in which the reference is contained unless it appears from the context that a reference to some other provision is intended.

(d)	The Section headings and captions to the Clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

(e)	Any reference to any provision of any legislation shall include any modification, reenactment or extension thereof. Any reference to any provision of any legislation unless the context clearly indicates to the contrary shall be a reference to legislation of the United States.

(f)	Words such as “hereunder” “hereto”, “hereof, and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular Section or Clause thereof.

(g)	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa and words importing persons shall include firms or companies.

2.	REPRESENTATIONS OF THE COMPANY

2.1.	The Company hereby represents and warrants to the Distributor that:

(a)	to the best of the knowledge and belief of the Company (having taken all reasonable care to ensure that such is the case) the information contained in the Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information. The representations and warranties in this clause shall continue during the term of this Agreement; and

(b)	the Company shall ensure that the Distributor is at all times provided with copies of the most recent, updated versions of the Prospectus and supplements and addenda thereto, and any other documents relevant to the performance of the Distributor hereunder (subject always to the Company having within its power or procurement the provision of such information), and will notify the Distributor of its services under this Agreement. Furthermore, the Distributor assumes full responsibility for the preparation, contents and distribution of the Prospectus as to compliance with any laws, rules or regulations of governmental authorities having jurisdiction over it.

3.	APPOINTMENT OF THE DISTRIBUTOR

(a)	Subject to the provisions of this Agreement, the Company hereby appoints the Distributor to act as non-exclusive distributor in respect of the Shares to certain qualified investors located in Switzerland, and delegates to the Distributor all the powers, duties and discretions exercisable in respect of the distribution of the Shares. The Distributor hereby accepts such appointment to act as distributor of the Shares.

(b)	The appointment of the Distributor hereunder shall commence on 28 February 2015 and shall continue unless and until terminated in accordance with the terms of this Agreement.

(c)	The Distributor shall at all times in the performance of its duties hereunder observe and comply with applicable laws and regulations, the provisions of the declaration of trust of the Company (the “Declaration of Trust”), the investment objectives and policies of the Funds as set out in the Prospectus, the business plan and any policies and procedures adopted by the Company to meet the requirements of the Regulations, any explanatory memorandum or other document relating to the Company distributed from time to time by or on behalf of the Company, and all lawful resolutions of the Directors and directions given to the Distributor from time to time by the Directors. In addition, the Distributor undertakes to carry out such further services as may be agreed between the Company and the Distributor from time to time.

(d)	The provisions of Clause 2 and 3 of this Agreement shall not preclude the Company from exercising any such powers, duties, discretions or functions wherever it so wishes provided that it gives prior notice to the Distributor of any such exercise.

(e)	The authorities herein contained are continuing ones and shall remain in full force and effect until revoked by termination of this Agreement as hereinafter provided, but such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

4.	DUTIES AS DISTRIBUTOR

4.1.	(a) The Distributor shall be responsible for distributing the Shares to qualified investors located in Switzerland. Subject to paragraph (b) of this Clause 4.1, the Distributor shall use reasonable endeavours;

(i)	to promote the sale of and to procure purchasers for the Shares and shall have the authority to select and appoint sales agents in relation to the Shares provided however that the Distributor may, in its absolute discretion, determine not to sell Shares to any investor;

(ii)	to circulate information relating to the Company and the Shares to potential investors and other interested parties including such sales documents and/or promotional brochures as it deems appropriate provided that such sales documents and/or promotional brochures shall be made available to the Company upon request and provided further that the Distributor shall not make any representations in such sales documents and/or promotional brochures or otherwise which are inconsistent with those made in the Prospectus or which are not contained in the Prospectus;

(iii)	to obtain such approval for any sales documents and/or promotional brochures relating to the Company and the Shares circulated by the Distributor to the extent legally required by the supervisory authorities in any relevant jurisdiction prior to their use; and

(iv)	to advise the Company concerning all actions which it appears to the Distributor that the Company should consider taking in order to achieve the best promotion of investment interest in the Shares.

(b)	Without limiting the generality of paragraph (a) of this Clause the Distributor:

(i)	shall not in connection with its duties and functions as Distributor pledge or purport to pledge the credit of the Company or accept or make any contract binding upon the Company;

(ii)	shall not make or purport to make any representation or give or make or purport to make any warranty on behalf of the Company;

(iii)

shall observe the terms and conditions relating to the promotion of the Company and to the issue and sale of the Shares whether contained in the sales documentation issued by the Company (including the Prospectus) or by any directions of the Company notified to the Distributor or imposed by any applicable rules, laws or regulations (including but not limited to those having the force of law in any country or territory in which the Distributor is promoting the Company or the Shares or in which any investor or potential investor in the Company or the Shares is resident or of which such investor is a citizen or national) and, in particular, but without limitation, the Distributor shall use reasonable endeavours not to promote the Company to, or procure or seek to procure subscriptions for the Shares from, any person (whether an individual, firm or corporation) who is not eligible by reason of nationality or otherwise, to invest in the Company;

(iv)	shall comply with all applicable laws relating to the identification and verification of clients and relating specifically to anti-money laundering requirements. In particular, the Distributor shall be responsible for verifying the identity of all successful applicants for Shares and carrying out ongoing monitoring of Shareholder activity in accordance with, and for the purposes of ensuring compliance by the Company with, the applicable law and any relevant guidance notes issued by the relevant regulatory authorities or industry bodies in this regard. In addition, the Distributor shall, on request, provide the Company with copies of all documentation and information held on file relating to each Shareholder and shall immediately notify the Company of any concerns, in connection with any Shareholder introduced to the Company by the Distributor or in the event that any circumstances appearing to be suspicious relating to my such Shareholder, come to the attention of the Distributor;

(v)	shall forward all original application and redemption forms received by it in respect of subscriptions for, and redemptions of, Shares to the Company in a timely manner;

(vi)	shall directly or indirectly offer, sell or deliver any of the Shares only to qualified investors located in Switzerland; and

(vii)	confirms and warrants that it is authorised to carry out its duties hereunder.

(c)	The Distributor undertakes to the Company that it shall only distribute, either directly or through affiliated companies or in collaboration with authorised agents, such sales documents and/or promotional brochures as have been approved by the Company or its agents authorised to provide such approval. The Distributor shall not circulate any Prospectus which has been withdrawn or supplemented (except in the latter case with the appropriate supplement).

(d)	Notwithstanding its duties hereunder, the Distributor shall be entitled to provide services of a similar nature or otherwise to any other person, firm or corporation (provided that the provision of its services hereunder is not impaired thereby) and the Distributor shall not be liable to account for any profit earned from any such transaction.

4.2.	The parties acknowledge and agree that each of them will comply with their respective obligations under relevant regulations related to data protection (“Data Privacy Rules ), including the Data Protection Acts 1988 and 2003 (as amended from time to time)(The “DPA”), including any protections with respect to the receipt of or access of personal data (“Personal Data”). The parties agree as follows:

(a)	for the purpose of Data Privacy Rules and to the extent that the Distributor processes Personal Data relating to applicants for Shares, the Distributor shall be a data processor within the meaning of the DPA (“Data Processor”) whose business consists wholly or partly in processing Personal Data on behalf of the Company and the Company shall be a data controller within the meaning of the DPA (“Data Controller”) who either alone, jointly or with others determines and controls the contents, use and means of processing of the Personal Data;

(b)	the Distributor to the extent that it is a Data Processor as described in Clause 4.2(a) shall only process the Personal Data for the purpose of providing the distribution services described in this agreement. The Distributor shall take reasonable technical and organisational measures to protect the Personal Data against accidental or unlawful destruction or accidental loss, alteration, or unauthorised disclosure or access; and

(c)	each party shall comply with applicable law or regulations in relation to the Personal Data. Nothing in this Agreement shall be construed as preventing either party from taking such steps as are necessary to comply Data Privacy Rules.

4.3.	Nothing in this Section 4 shall require the Distributor to take or not to take any action if, in the reasonable opinion of the Distributor, the taking or failure to take such action would or might be in contravention of any law or regulation to which it is subject or of any guide or code which it is considered good practice to follow in any market in which it carries on business or would or might give rise to any damage to or loss of its goodwill or reputation.

4.4.	Notwithstanding any other provisions of this Agreement, nothing herein shall oblige the Distributor to provide any service or to do anything which would constitute the provision of “investment services” or “investment advice” as such terms are defined within the European Communities (Markets in Financial Instruments) Regulations, 2007, as amended.

4.5.	The Distributor hereby acknowledges to the Company that it has reviewed and understood the Prospectus, the Declaration of Trust and any SEC guidance relating to collective investment schemes in transferable securities such as the Company and hereby undertakes to act in accordance therewith in discharging its duties hereunder.

4.6.	The Distributor shall liaise with, and provide such assistance to, the Auditors, the Custodian, and other agents of the Company as may be reasonably required.

5.	REMUNERATION

5.1.	The Distributor’s fee, if any, for services rendered hereunder shall be discharged by the investment manager of the Company out of its fee. No fee shall be payable out of the assets of the Company to the Distributor .

6.	CONFLICTS OF INTEREST

6.1.	It is agreed and acknowledged that:-

(a)	directors, officers, agents and Shareholders of the Company are or may be interested in the Distributor as directors, officers, or shareholders of the Distributor or otherwise, and that directors, officers, shareholders and agents of the Distributor and its associates are or may be interested in the Company as directors, officers, Shareholders of the Company or otherwise and that the Distributor or any of its associates is or may be interested in the Company as Shareholder or otherwise and it is hereby acknowledged that no person so interested shall be liable to account for any benefit to any other party by reason solely of such interest. It is further acknowledged that the services being supplied by the Distributor or any of its associates to the Company under this Agreement or otherwise may at the option of the Distributor or associate (as appropriate) be supplied through directors, officers or agents who are so interested; and

(b)	directors, officers or agents of the Distributor or any of its associates may engage, simultaneously with their activities as such (and, if applicable, as directors, officers or agents of the Company) in other businesses and may render services to other persons, including other funds, and shall not thereby be deemed to have a personal interest which is in conflict with the interests of the Company, the Distributor or any associate thereof.

7.	NOTICES

7.1.	Any notice given hereunder shall be given by delivering it in person, or by sending the same by prepaid registered first class post or by electronic mail, telex or facsimile to the registered office for the time being of the party to whom it is addressed (or to such other address as may be notified by the relevant party to the other). Any notice sent by post in accordance herewith will be deemed to have been served five days after despatch and in proving such service it shall be sufficient to prove that the envelope containing the notice was properly addressed and sent by registered post. Any notice sent by telex or facsimile in accordance herewith shall be deemed to have been served upon receipt. Failure to receive confirmation of any notice duly given by telex or facsimile shall not invalidate such notice.

8.	TERMINATION

8.1.	This Agreement shall become effective with respect to each Fund as of the date hereof and will continue for an initial two year period, and will continue thereafter so long as such continuance is specifically approved at least annually by (i) the Company’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund, provided that in either event the Agreement’s continuance also is approved by a majority of the Company’s Board members who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty days’ notice to the Distributor. This Agreement will automatically terminate in the event of its “assignment.” As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act and the rules thereunder.

8.2.	In addition to the foregoing, either party may terminate this Agreement at any time:

(a)	upon three months’ notice in writing to the other party; or

(b)	by notice in writing to the other party taking immediate or (if so specified) subsequent effect, if the other party shall have committed any material breach of its obligations under this Agreement and, where such breach is capable of remedy, shall have failed to make good such breach within thirty days of receipt of notice requiring it so to do; or

(c)	upon the other party going into liquidation (except a voluntary liquidation for the purposes of, and following, a bona fide reconstruction or amalgamation) or if a receiver or administrative receiver or examiner is appointed over all or any of the other party’s assets or if any proceedings having equivalent effect are implemented in any relevant jurisdiction or if the other party is unable to pay its debts as they fall due.

8.3.	The Company may terminate this Agreement immediately upon the Distributor ceasing to be permitted to act as Distributor pursuant to applicable law or becoming otherwise unable to perform its duties hereunder.

8.4.	On termination of this Agreement the Distributor shall deliver or procure delivery to the Company or as it shall direct of all books of account, records, registers, correspondence and documents relating solely to the affairs of, or belonging to, the Company in the possession, or under the control, of the Distributor.

8.5.	Termination of this Agreement shall not affect the rights and obligations accrued up to the date of termination, including without limitation, the Distributor’s right to receive the remuneration specified in Clause 5.

9.	CONFIDENTIALITY

9.1.	Save as set out below neither party shall disclose or divulge any confidential information of the other party.

9.2.	Clause 9.1 shall not prevent the disclosure of information by any party to its auditors, legal advisers, regulatory authorities, or otherwise or where so required by compulsion of law or the rules of such regulatory authorities.

9.3.	Clause 9.1 shall not apply to information which is in the public domain otherwise than due to a breach of this Clause 9,

10.	LIABILITY

10.1.	The Distributor, its employees, directors, servants or agents shall not be liable for any loss or damage arising directly or indirectly out of or in connection with the performance by the Distributor, its employees, directors, servants or agents of its duties hereunder unless such loss or damage arose out of or in connection with the negligence, wilful misfeasance, fraud, bad faith or reckless disregard on the part of the Distributor, its employees, directors, servants or agents in the performance of its duties hereunder. The Company shall indemnify and keep indemnified and hold harmless the Distributor, its employees, directors, servants or agents from and against any and all claims, actions, proceedings and expenses which may be made or brought against or directly or indirectly suffered or incurred by the Distributor, its employees, directors, servants or agents arising out of or in connection with the performance of the Distributor’s duties hereunder in the absence of any such negligence, wilful misfeasance, fraud, bad faith or reckless disregard on the part of the Distributor, its employees, directors, servants or agents.

10.2.	The Distributor shall indemnify and keep indemnified and hold harmless the Company, its employees, directors, officers, servants or agents from and against any and all claims, actions, proceedings and expenses which may be made or brought against or directly or indirectly suffered or incurred by the Company (or any of its directors or officers) arising out of or in connection with the negligence, wilful misfeasance, fraud, bad faith or reckless disregard on the part of the Distributor, its employees, directors, officers, servants or agents in the performance of its duties hereunder.

10.3.	In carrying out its duties hereunder the Distributor may with the approval of the Company, and at the expense of the Company, obtain and pay for such expert or professional advice or services as may be necessary or desirable for the performance of its duties under this Agreement and in particular, but without prejudice to the generality of the foregoing, the Distributor may refer any legal question to the Company’s legal advisers, and may rely and act on any expert or professional opinion or advice, including any legal opinion or advice given by the Company’s legal advisers, and in the absence of negligence, wilful misfeasance, fraud, bad faith or reckless disregard on the part of the Distributor in selecting or instructing any such expert or relying on any advice given by such expert, the Distributor shall not be responsible for any loss or damage occasioned by its so acting.

10.4.	The Distributor shall send to the Company as soon as possible all notices of claims, summonses or writs which it receives from third parties in relation to the affairs of the Company and no liability of any kind shall be admitted and no undertaking shall be given nor shall any offer, promise or payment be made or legal expenses be incurred by the Distributor in relation to any such claim, summons or writ without the written consent of the Company which shall be entitled, if it so desires to take over and conduct the defence of any action or to prosecute any claim for indemnity or damages or otherwise against any third party. The Distributor shall not be required to take any legal action on behalf of the Company or otherwise in respect of its services hereunder other than on such terms as it may in its absolute discretion agree and unless fully indemnified to its reasonable satisfaction for all costs and liabilities in connection therewith.

10.5.	Notwithstanding any other provision of this Agreement, in no circumstances shall the Distributor be liable for special, indirect or consequential damages, or for loss of profits or loss of business, arising out of or in connection with the performance or non-performance of its duties, or the exercise of its powers, under this Agreement.

10.6.	In discharging the functions specified in this Agreement the Distributor may, in the absence of manifest error, rely without enquiry upon all information supplied to it by the Directors or any persons appointed by them. Whenever pursuant to any provisions of this Agreement any notice, instruction or other communication is to be given by the Company or its duly authorised agent(s) or such other delegate(s) to the Distributor, the Distributor may accept as evidence thereof a document signed or purporting to be signed on behalf of the Company by such person or persons whose signature the Distributor is for the time being authorised to accept.

11.	ASSIGNMENT AND DELEGATION

11.1.	This Agreement may, with the prior written consent of the Company, be assigned by the Distributor or sub-contracted or delegated, in whole or in part, and may (with or without such consent) to the extent as is necessary for the execution of transactions envisaged by this Agreement, be so assigned, sub-contracted or delegated, provided that the Distributor shall remain liable for the acts or omissions of any such sub-distributor, sales agent or other delegate appointed by it as if such acts or omissions were its own.

11.2.	This Agreement shall be binding on, and shall enure to the benefit of, the parties hereto and their respective successors.

12.	MISCELLANEOUS

12.1.	The Distributor shall for the purposes of this Agreement be deemed to be an independent contractor and shall, save as otherwise expressly provided herein have no authority to act for or represent the Company in any way or otherwise be an agent of the Company.

12.2.	Nothing in this Agreement shall constitute a partnership between the parties hereto.

12.3.	This Agreement embodies the entire understanding between the parties hereto in respect of the subject matter hereof and no modification or amendment of any provision of this Agreement shall be effective unless the same shall be reduced to writing, signed by the parties hereto and be in accordance with the requirements of the Central Bank.

(a)	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

(b)	No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(c)	This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original, all such counterparts together constituting but one and the same instrument.

13.	FORCE MAJEURE

13.1.	13.1 No party shall be responsible for the loss of or damage to any property of any other party in the possession of the first party or for any failure to fulfil its duties hereunder if such loss, damage or failure shall be caused by or directly or indirectly due to war damage, enemy action, the act of any government or any competent authority, investment exchange or dealing house, riot, civil commotion, rebellion, storm, tempest, accident, fire, lock-out, strike, any breakdown, failure or malfunction of any telecommunication or computer service, or other cause, whether similar or not, outside the reasonable control of such party and which makes it impossible or impractical for such party to comply with its obligations, provided that such party shall use all reasonable efforts to minimise the effects of the same.

14.	GOVERNING LAW

14.1.	This Agreement shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Massachusetts and the Distributor hereby agrees to submit to the nonexclusive jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any proceedings arising under this Agreement. The Distributor hereby appoints Fand Limited as its agent to accept service of proceedings on its behalf.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first above written.

SIGNED by the authorised

representative of

GMO TRUST, on behalf of the funds listed in Exhibit A, separately and not jointly*

/s/ Megan Bunting
Signature
in the presence of:	Megan Bunting
Name
/s/ Jean Lynch	Vice President and Asst. Clerk
Title

*	A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

SIGNED by the authorised

representative of

GMO U.K. LIMITED

/s/ Aaron Day
Signature
in the presence of:	Aaron Day
Name
Martin Combes	Co-CFO
Trainee Solicitor	Title
MacFarlanes LLP
20 Cursitor St
London
5C4A 1LT
/s/ Martin Combes

Exhibit A

1.	GMO Alpha Only Fund
2.	GMO Asset Allocation Bond Fund
3.	GMO Debt Opportunities Fund
4.	GMO Developed World Stock Fund
5.	GMO Emerging Country Debt Fund
6.	GMO Global Developed Equity Allocation Fund
7.	GMO International Equity Fund
8.	GMO Quality Fund
9.	GMO Risk Premium Fund
10.	GMO Systematic Global Macro Opportunity Fund
11.	GMO U.S. Equity Allocation Fund
12.	GMO U.S. Treasury Fund

Dated 27 February 2015

GMO TRUST

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GMO U.K. LIMITED

DISTRIBUTION AGREEMENT